March 31, 2002



Barrett Business Services, Inc.
4724 SW Macadam Avenue
Portland, OR 97201

Gentlemen:

     This letter amendment (this "Amendment") is to confirm the changes agreed upon between WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and BARRETT BUSINESS SERVICES, INC. ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of May 31, 2000, as amended from time to time (the "Agreement").

                                    RECITALS

     WHEREAS, Pursuant to the Agreement, Borrower remains indebted to Bank under a line of credit in the maximum principal amount of Thirteen Million Dollars
($13,000,000.00) (the "Line of Credit"), which is evidenced by that certain Revolving Line of Credit Note dated May 31, 2001, as modified from time to time (the "Line of Credit Note"). The Line of Credit Note shall mature and become due and payable in full on July 1, 2002 and as of the date hereof, the outstanding principal balance under the Line of Credit is $2,611,313.84, plus accrued but unpaid interest.

     WHEREAS, Pursuant to the Agreement, Borrower remains indebted to Bank under a term loan in the original principal amount of Six Hundred Ninety-three Thousand Seven Hundred Fifty Dollars ($693,750.00) (the "Term Loan A"), which is evidenced by that certain Promissory Note dated August 12, 1993 (the "Term Note A"). Term Note A will mature and became due and payable in full on August 1, 2003 and as of the date hereof, the outstanding principal balance under Term Loan A is $384,135.36, plus accrued but unpaid interest.

     WHEREAS, Pursuant to the Prior Agreement, Borrower remains indebted to Bank under a term loan in the original principal amount of Eight Million Dollars ($8,000,000.00) (the "Term Loan B"), which is evidenced by that certain Term Note dated May 31, 1999 (the "Term Note B"). Term Note B will mature and will became due and payable in full on May 31, 2002 and as of the date hereof, the outstanding principal balance under Term Loan B is $183,330.00, plus accrued but unpaid interest.

     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Agreement and have agreed to amend the Agreement to reflect said changes.

Barrett Business Services, Inc.
March 31, 2002
Page 2


     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, subject to the terms and conditions described herein, the parties hereto agree that the Agreement shall be amended as follows; provided, however, that nothing shall terminate any security interests or other documents in favor of Bank, all of which shall remain in full force and effect unless expressly amended hereby:

     1. Amendment to first sentence of Paragraph  I.1(b).  The first sentence of
Paragraph  I.1(b)  is  hereby  deleted  in  its  entirety,   and  the  following
substituted therefor:

          " As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Million Five Hundred Thousand Dollars ($5,500,000.00)."


     2. Amendment to Paragraph V.9(b). Paragraph V.9(b) is hereby deleted in its entirety, and the following substituted therefor:

          "(b) EBITDA not less than negative $1,600,000.00 as of fiscal quarter ending March 31, 2002 and not less than negative $1,875,000.00 as of fiscal quarter ending June 30, 2002, measured on a trailing four-quarter basis, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense."

     3. Amendment to Paragraph V.9(c). Paragraph V.9(c) is hereby deleted in its entirety, without substitution.

     4. Conditions Precedent. The obligation of Bank to amend the terms and conditions of the Agreement as provided herein, is subject to the fulfillment to Bank's satisfaction of all of the following conditions by no later than April 30, 2002:

(a) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

        (i)   This Amendment.
        (ii)  Corporate Resolution: Borrowing.
        (iii) Certificate of Incumbency.
        (iv) Such other documents as Bank may require under any other section of this Amendment.

     (b) Other Fees and Costs. In addition to Borrower's obligations under the Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys' fees (including the allocated costs of Bank's in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

Barrett Business Services, Inc.
March 31, 2002
Page 3

     (d) Interest. Interest under the Line of Credit Note shall have been paid current.

     (e) Interest and Principal. Interest and principal under Term Note A and Term Note B shall have been paid current.

     5. General Release. In consideration of the benefits provided to Borrower under the terms and provisions hereof, Borrower hereby agrees as follows ("General Release"):

     (a) Borrower, for itself and on behalf of its successors and assigns, does hereby release, acquit and forever discharge Bank, all of Bank's predecessors in interest, and all of Bank's past and present officers, directors, attorneys, affiliates, employees and agents, of and from any and all claims, demands, obligations, liabilities, indebtedness, breaches of contract, breaches of duty or of any relationship, acts, omissions, misfeasance, malfeasance, causes of action, defenses, offsets, debts, sums of money, accounts, compensation, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (each, a "Released Claim" and collectively, the "Released Claims"), that Borrower now has or may acquire as of the later of: (i) the date this Amendment becomes effective through the satisfaction (or waiver by Bank) of all conditions hereto; (ii) the date that Borrower has executed and delivered this Amendment to Bank (hereafter, the "Release Date"), including without limitation, those Released Claims in any way arising out of, connected with or related to any and all prior credit accommodations, if any, provided by Bank, or any of Bank's predecessors in interest, to Borrower, and any agreements, notes or documents of any kind related thereto or the transactions contemplated thereby or hereby, or any other agreement or document referred to herein or therein.

     (b) Borrower hereby acknowledges, represents and warrants to Bank that it agrees to assume the risk of any and all unknown, unanticipated or misunderstood defenses and Released Claims which are released by the provisions of this General Release in favor of Bank, and Borrower hereby waives and releases all rights and benefits which it might otherwise have under any state or local laws or statutes with regard to the release of such unknown, unanticipated or misunderstood defenses and Released Claims.

     (c) Each person signing below on behalf of Borrower acknowledges that he or she has read each of the provisions of this General Release. Each such person fully understands that this General Release has important legal consequences, and each such person realizes that they are releasing any and all Released Claims that Borrower may have as of the Release Date. Borrower hereby acknowledges that it has had an opportunity to obtain a lawyer's advice concerning the legal consequences of each of the provisions of this General Release.

     (d) Borrower hereby specifically acknowledges and agrees that: (i) none of the provisions of this General Release shall be construed as or constitute an admission of any liability on the part of Bank; (ii) the provisions of this General Release shall constitute an absolute bar to any Released Claim of any kind, whether any such Released Claim is based on contract, tort, warranty, mistake or any other theory, whether legal, statutory or equitable; and (iii) any attempt to assert a Released Claim barred by the provisions of this General Release shall subject Borrower to the provisions of applicable law setting forth the remedies for the bringing of groundless, frivolous or baseless claims or causes of action.

Barrett Business Services, Inc.
March 31, 2002
Page 4

     6. Miscellaneous. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Amendment.

     7. Reaffirmation; Certification. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

     Borrower's acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.

                                   Sincerely,

                                   WELLS FARGO BANK,
                                    NATIONAL ASSOCIATION

                                   By: /s/ Clifford N. Van Curen
                                       --------------------------
                                       Clifford N. Van Curen
                                       Vice President


Acknowledged and accepted as of   4-30-02       :
                                ----------------

BARRETT BUSINESS SERVICES, INC.

By: /s/ Michael D. Mulholland
   ----------------------------
   Michael D. Mulholland
   Vice President-Finance